April 12, 2000

Jefferson Pilot Financial Insurance Company
One Granite Place
Post Office Box 515
Concord,  New Hampshire  03301

    RE: JPF Separate Account A - Registration Statement on Form S-6 Ensemble III
        Flexible Premium Variable Universal Life Insurance Policy

Gentlepersons:

I am an attorney licensed to practice law in the State of New Hampshire and am Associate Counsel to Jefferson Pilot Financial Insurance Company ("JP Financial"), a New Hampshire corporation. This opinion is furnished in connection with the filing by JP Financial of the above-described Registration Statement by JPF Separate Account A (the "Separate Account") of an indefinite number of units of interest ("Units") of the Ensemble III individual flexible premium variable life insurance policy (the "Policy").

I have examined or am familiar with the corporate charter, by-laws, and other corporate records of JP Financial as I considered appropriate.

On the basis of the foregoing and such examination of law as I have deemed necessary, it is my opinion that:

      1. JP Financial is a corporation duly organized and validly existing under the laws of the State of New Hampshire.

      2. The Separate Account was duly created pursuant to the provisions of New Hampshire RSA 408:23-26 and the regulations thereunder.

      3. The assets of the Separate Account will be owned by JP Financial; JP Financial is not a trustee with respect thereto. Under New Hampshire law, the income, gains and losses, whether realized or unrealized, from assets allocated to the Separate Account must be credited to or charged against such account, without regard to the other income, gains or losses of JP Financial. Contractual obligations with respect ot the

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Jefferson Pilot Financial Insurance Company
Page Two
April 12, 2000

Separate Account constitute corporate obligations of JP Financial. The specific amounts payable from accumulations in the Separate Account in accordance with the Policy will depend upon the investment experience of the Separate Account.

      4. The Policy will provide that the portion of the assets of the Separate Account equal to the reserves and other liabilities of the Separate Account shall not be chargeable with liabilities arising out of any other business JP Financial may conduct and that JP Financial reserves the right to transfer assets of the Separate Account in excess of such reserves and policy liabilities to the general account of JP Financial.

      5. When executed, the Policy (including any Units when duly credited thereunder) will have been duly authorized and the Policy (including any such Units) will constitute a validly issued and binding obligation of JP Financial in accordance with its terms. The Policy described in the prospectus contained with the Registration Statement will be subject only to the deductions, charges and fees set forth in the prospectus.

I hereby consent to the use of this opinion as an Exhibit to the Registration Statement.

                                          Sincerely yours,


                                          /s/ Charlene Grant

                                          Charlene Grant
                                          Assistant Vice President and
                                          Associate Counsel